Exhibit 99.1

Oil and Gas Company, LLC

2496 Commons Blvd, Beavercreek, OH 45431

405-550-5055

LETTER OF INTENT

This letter of intent ("Letter") when executed by all parties hereto, states the general understanding of the parties relating to the proposed acquisition by Firehawk Oil and Gas, LLC (FOG) the ("Buyer”).

Leases will be acquired from Samson Oil and Gas Ltd, PO Box 7654, Cloisters Square, Perth Western Australia, 6850 and its wholly owned subsidiary, Samson Oil & Gas USA, Inc. (together, "Seller").

Buyer and Seller acknowledge and agree that this Letter is merely an expression of intent that is non-binding on the parties hereto and that the only provisions of this Letter that are binding and enforceable obligations of the parties are the exclusivity and confidentiality provisions in Sections 8 and 9.

The parties will work together to accommodate structuring as an asset sale.

1.	Assets being acquired (the “Assets”):

A)	All of Seller’s Leases in the states of Montana and North Dakota (multiple counties for each state)

B)	Estimated Net Acreage - 51,305 Acres

C)	99 Company Operated Wells

D)	50 Non-Operated Wells

E)	Current production of approximately 750 BOEPD

2.	Effective Date of Acquisition: January 1, 2018.

3.	Purchase Price: The purchase price is FORTY ONE MILLION FIVE HUNDRED THOUSAND ($41,500,000).

4.	Operations: Buyer will assume operations on the Closing Date.

5.     Expenses: Each party shall be solely responsible for their own fees or expenses that it incurs in connection with the negotiation, Due Diligence, the Purchase and Sale Agreement (“PSA”), and the other definitive documents contemplated hereby and the closing of this transaction, including the fees and expenses of its own legal counsel, accountants or other advisors.

6.     Closing Date: Unless the parties agree in writing to an earlier or a later date, the Acquisition will be consummated on or before 1 March, 2018 ("Closing Date"), and shall be effective as of the Effective Date. If the Closing does not occur on or before 1 March, 2018, this Letter and the transactions contemplated hereby shall be terminated unless otherwise agreed by Buyer and the Seller.

7.     Due Diligence: Beginning on the date hereof and ending on or before the closing date of the transaction (the “Diligence Period"), Buyer will perform due diligence on the Assets and Seller will provide data as required for Buyer to perform standard and customary due diligence. If within the Diligence Period, (a) Buyer’s title review reflects title defects, liens, claims, or encumbrances, personal claims, which reduces marketable title (defined as free and clear of liens, claims and encumbrances) of the Seller's interest which is less than represented and which has been conveyed to Buyer in its initial due diligence to date or (b) the Buyer finds an environmental violation or condition relating to the Assets, then, unless such title defect or environmental condition is immaterial to the value of Seller’s interest, Buyer will have no obligation to proceed to purchase the Assets and the sale shall be terminated. Beginning on the date hereof, the Parties will commence negotiations on a PSA which is appropriate for the subject transaction.

8.     Confidentiality: Buyer acknowledges that, under the present circumstances, including but not limited to Seller’s status as a publicly held company with shareholders in the United States and Australia, Seller is obligated to publicly disclose this Letter and its contents in both countries. On the other hand, both parties hereby agree to keep confidential and not to use or disclose any of the confidential information disclosed to such party by any other party hereto in connection with this transaction, provided that any party may disclose such information to its representatives, advisors or consultants who have been engaged or are contracted for the purpose of evaluating the investment contemplated hereby and who are requested to keep such information confidential. Seller and Buyer each further agrees that all data furnished to Buyer by Seller will be on a confidential basis. In the event Buyer does not acquire the Assets for any reasons, at Seller's request, Buyer shall return the data so furnished and all copies to Seller or certify that all copies, including digital copies, have been deleted or destroyed.

9.     Exclusivity: Seller agrees that, in order to induce Buyer to commit the resources and incur the expenses necessary to properly evaluate the transaction, Seller will not, and will not permit any of its directors, officers, shareholders, affiliates, employees or other advisors or agents to solicit, initiate, consider, encourage or accept any other proposal to acquire the Assets, including indirect acquisitions via purchases of the common stock of Samson Oil & Gas USA, Inc. or of a controlling interest in the voting securities of Samson Oil & Gas Limited for a period of twenty one (21) days from the date hereof or until the execution of a binding PSA, whichever first occurs (the "Exclusivity Period"). In addition, Seller will immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with all persons or entities conducted heretofore with respect to any of the foregoing and will not resume such discussions during the Exclusive Period.

10.   Termination of Letter and Termination of Agreement: This Letter shall terminate if:

A.	Buyer provides notice to the Seller that it has discovered a material defect in the Assets during its due diligence or Buyer otherwise determines, in its discretion, to terminate this Letter.

B.	After the end of the Exclusivity Period, if no binding PSA has been executed by the parties, Seller delivers notice of termination to Buyer.

11.   Law: Texas law shall govern the rights and obligations of the parties under this Letter and any PSA without regard to any conflict or choice of law principles that might otherwise apply.

AGREED TO AND ACCEPTED THIS 22th DAY OF JANUARY, 2018:

BUYER:	SELLER:

Firehawk Oil and Gas, LLC	Samson Oil and Gas Ltd.

/s/ Christopher Couch	/s/ Terence Maxwell Barr
Christopher Couch, CEO	Managing Director - Terence Maxwell Barr